Exhibit 99.1

Contacts:

Michael O. Staiger

Executive Vice President and

Chief Financial Officer

Copper Mountain Networks, Inc.

858.410.7110

IR@coppermountain.com

COPPER MOUNTAIN NETWORKS ANNOUNCES SECOND QUARTER 2004

FINANCIAL RESULTS

PALO ALTO, Calif., July 20, 2004—Copper Mountain Networks, Inc. (Nasdaq: CMTN), a leading provider of intelligent broadband access solutions, today announced financial results for the second quarter of 2004.

Net revenue for the second quarter of 2004 was $2.1 million, compared with $2.0 million in the first quarter of 2004. Net loss on a generally accepted accounting principles (GAAP) basis for the second quarter of 2004 was $5.7 million, or $0.88 per share, compared to a net loss of $5.7 million, or $0.99 per share in the first quarter of 2004.

The net loss for the second quarter of 2004 includes a non-cash stock-based compensation charge of $0.9 million and a gain of $0.3 million which was primarily related to the collection of past due rent from a former sub-lease tenant. The net loss for the first quarter of 2004 includes a non-cash stock-based compensation charge of $0.6 million.

During the second quarter of 2004, net cash and short-term investments increased by $4.7 million to a balance of $22.0 million at the end of the quarter. Excluding the net proceeds from the common stock private placement discussed below, net cash and short-term investments utilized during the second quarter of 2004 was $5.9 million, versus $5.7 million during the first quarter of 2004.

Key recent accomplishments include:

•	Completed the sale of 1,250,000 shares of common stock to new and current shareholders at $9.00 per share. This private placement was announced on May 4, 2004 and closed on May 6. The private placement raised gross proceeds to the company of approximately $11,250,000 before fees and expenses;

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Copper Mountain Networks Announces Second Quarter 2004 Financial Results

•	Announced that FairPoint Communications, Inc., one of the nation’s leading providers of telecommunications services to rural communities, has approved the VantEdge Access Broadband Remote Access Server (BRAS) for commercial deployment;

•	Announced selection of the VantEdge Access BRAS by two Independent Operating Companies (IOCs), El Paso County Telephone and Polar Communications;

•	Announced the integration of the VantEdge Access BRAS and CopperView Element Management System (EMS) with products from leading Operations Support Systems (OSS) vendors Syndesis and Micromuse;

•	Announced the availability of ActiveQoS, a new suite of features available for the VantEdge Access BRAS designed to simplify the process of delivering enhanced broadband services;

“During the second quarter we improved our cash position and expanded our customer base with multiple VantEdge wins, both key steps in our ongoing transition from the DSL market to the BRAS market. We also enhanced the capabilities of the VantEdge by adding new features for the delivery of enhanced services and completing integration with leading OSS vendors,” said Rick Gilbert, Chairman and CEO of Copper Mountain Networks. “We believe these accomplishments substantially strengthen our ability to compete in the large carrier procurement cycles in which we are actively participating worldwide.”

Securities Litigation Update

On June 29, 2004, the United States District Court for the Northern District of California dismissed the federal securities litigation against the Company, its CEO and its former CFO. The Court dismissed all of the allegations with prejudice.

In addition, on June 28, 2004 and July 2, 2004, the California Superior Court granted plaintiffs’ voluntary dismissal of two shareholder derivative lawsuits filed against certain officers and directors for alleged wrongdoings connected with the events alleged in the aforementioned federal securities litigation.

Copper Mountain Networks’ second quarter 2004 earnings conference call will be broadcast live today at 1:30 p.m. PDT (4:30 p.m. EDT). The dial-in number for the conference call is 1.800.901.5231 (U.S./Canada) and 1.617.786.2961 (International). Please call a few minutes early

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Copper Mountain Networks Announces Second Quarter 2004 Financial Results

to allow time for all participants to join. The live Webcast can be accessed through the Investor Relations section on the Copper Mountain Web site at www.coppermountain.com or www.streetevents.com.

A replay of the conference call will be available on Copper Mountain’s Web site approximately 45 minutes after the call concludes. For replay telephone access, dial 1.888.286.8010 (U.S./Canada) or 1.617.801.6888 (International) and enter passcode number 66022073. The telephone replay will be available for one week after the call. The Webcast replay will be available on Copper Mountain’s Web site until the results for the current fiscal quarter are released.

About Copper Mountain Networks

Copper Mountain Networks, Inc. (Nasdaq: CMTN) is a leading provider of intelligent broadband access solutions. The company offers a broad set of subscriber access and broadband remote access server (BRAS) equipment for ILECs, IXCs, PTTs, CLECs, IOCs, and other facilities-based carrier networks worldwide. These products enable efficient and scalable deployment of advanced voice, video, and data services while leveraging existing network infrastructures and reducing both capital and operational costs. Copper Mountain’s products have been proven in some of the world’s largest broadband network deployments. For more information, please visit the company’s World Wide Web site at http://www.coppermountain.com. For investor relations information, contact us at 858.410.7110 or IR@coppermountain.com.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events based on current expectations and are subject to risks and uncertainties, such as statements regarding Copper Mountain’s unproven operating plan and customer acceptance of Copper Mountain’s products. Copper Mountain wishes to caution you that there are some factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: our ability to successfully introduce and commercialize the VantEdge product and the market acceptance of this product; our ability to form and maintain successful marketing and distribution relationships with strategic partners, value-added resellers and other distribution partners; our ability to penetrate the incumbent local exchange carrier (ILEC), inter-exchange carrier (IXC), international postal, telephone and telegraph (PTT), and independent operating company (IOC) service provider markets with the VantEdge product; our

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Copper Mountain Networks Announces Second Quarter 2004 Financial Results

ability to commence and successfully complete laboratory trials with our current and prospective customers; our ability to realize sufficient revenues in the future to sustain our operations or achieve profitability on an annual or quarterly basis; the need for additional financing and risks related to obtaining adequate financing in the current market environment; factors which could affect our profit margins or lead to increased expenses; factors affecting the demand for DSL and other broadband technologies; general economic conditions, and the extent and timing of the economic recovery, which are beyond Copper Mountain’s ability to control. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. Further, Copper Mountain expressly disclaims any obligation to update or revise any forward-looking statements contained herein to reflect future events or developments after the date hereof. We refer you to the documents Copper Mountain files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2003 and other reports and filings made and to be made with the Securities and Exchange Commission, including, but not limited to, our Quarterly Reports on Form 10-Q.

Copper Mountain and all Copper Mountain product names are trademarks of Copper Mountain Networks, Inc. All other marks are the property of their respective owners.

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Copper Mountain Networks Announces Second Quarter 2004 Financial Results

Copper Mountain Networks, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenue	$2,105	$3,571	$4,094	$7,142
Cost of revenue	1,197	1,455	1,843	2,431

Gross margin	908	2,116	2,251	4,711
Operating expenses:
Research and development	3,286	3,288	6,677	6,725
Sales and marketing	1,302	1,670	2,792	3,392
General and administrative	1,487	1,937	3,099	3,986
Amortization of deferred stock compensation	869	1,459	1,462	2,091
Recovery of bad debt	—	(115)	—	(804)
Restructuring and other non-recurring costs	(260)	—	(260)	—

Total operating expenses	6,684	8,239	13,770	15,390

Loss from operations	(5,776)	(6,123)	(11,519)	(10,679)
Other income, net	46	16	83	32

Net loss	$(5,730)	$(6,107)	$(11,436)	$(10,647)

Basic and diluted net loss per share	$(0.88)	$(1.09)	$(1.88)	$(1.90)
Basic and diluted common stock equivalent shares	6,491	5,617	6,084	5,593

Condensed Balance Sheets

(in thousands)

	June 30, 2004	Dec. 31, 2003
Assets
Current assets:
Cash and S-T investments	$22,015	$22,980
Accounts receivable	1,451	1,305
Inventory	2,742	2,194
Other current assets	695	734

Total current assets	26,903	27,213
Property and equipment, net	2,036	2,172
Other assets	459	619

	$29,398	$30,004

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,326	$1,127
Accrued liabilities	5,242	6,333
Current notes payable	20	168

Total current liabilities	6,588	7,628
Notes payable	—	—
Other liabilities	2,035	2,298
Total stockholders’ equity	20,775	20,078

	$29,398	$30,004